Exhibit 99.2

ACCELRYS ANNOUNCES APPOINTMENT OF
RICK RUSSO AS CHIEF FINANCIAL OFFICER

San Diego, September 6, 2006 — Accelrys, Inc. (NASDAQ: ACCL) today announced the appointment of Rick Russo as the Company’s Senior Vice President and Chief Financial Officer, effective as of October 2, 2006.   Mr. Russo has nearly 30 years of finance and accounting leadership experience and has held positions of increasing scope with a number of both public and private high technology companies.  Most recently, from 2000 through 2006, Mr. Russo served as the Chief Financial Officer of Captiva Software Corporation (“Captiva”), a leading global provider of automatic data capture software and enterprise input management solutions.  Captiva was a publicly held company prior to its acquisition by EMC Corporation for approximately $275 million in December 2005.

“I am pleased to have Rick joining our senior leadership team,” said Mark Emkjer, the Company’s President and Chief Executive Officer.  “Rick is a seasoned and innovative business leader who brings with him a wealth of experience in financial reporting, corporate finance and capital markets.  Rick also has extensive software-industry experience which I believe will prove invaluable to us in pursuing our growth strategy and creating value for our customers and shareholders.”

In commenting upon his appointment, Mr. Russo stated: “I am excited to be joining Accelrys as its Chief Financial Officer.  I am enthusiastic about the company’s unique position as a software company with leading-edge scientific solutions.  I am looking forward to working with the Accelrys team and continuing to improve the financial trajectory of this dynamic company.”

About Accelrys

Accelrys, Inc. (ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to improving the Company’s financial trajectory, growth strategy and creating shareholder and customer value, are forward-looking statements. The Company’s actual results could differ materially from those projected in these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 and subsequent filings.  The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Bill Taylor
Accelrys, Inc.
858-799-5000